AMENDMENT NO. 1 TO SHARE PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO SHARE PURCHASE AGREEMENT (“Amendment No. 1”) is made and entered into effective this 18th day of March, 2008 by and between Rubicon Financial Incorporated, a Delaware corporation (“Rubicon”) and Grant Bettingen, Inc., a California corporation (“GBI”) (all parties may be collectively referred to as “Parties”).

WHEREAS, GBI is a registered securities broker/dealers which, among other activities, provides customary broker/dealer services to retail and institutional clients;

WHEREAS, Rubicon and GBI entered into an agreement and plan of merger on June 28, 2007, as amended on September 7, 2007 and January 23, 2008, (the “Merger Agreement”) providing for the merger (the “Merger”) of GBI into a wholly owned subsidiary of Rubicon. Pursuant to the Merger, 1,200,000 restricted shares of Rubicon and $974,000 in cash (the “Merger Consideration”) will be exchanged for 100% of the issued and outstanding shares of GBI not held by Rubicon. Following the Merger, GBI will have merged with Rubicon subsidiary wherein the Rubicon subsidiary will cease to exist and GBI will become a wholly-owned subsidiary of the Company;

WHEREAS, pursuant to the Merger Agreement, as amended, Rubicon deposited $200,000 with GBI, which was to be used by GBI to maintain its net capital at $200,000 pending CMA approval (as defined in the Merger Agreement);

WHEREAS, pursuant to a Share Purchase Agreement dated September 7, 2007 (the “Share Purchase Agreement”), Rubicon purchased 16 shares of GBI common stock, which at the time represented 15% of the issued and outstanding equity shares of GBI;

WHEREAS, Rubicon now desires to increase the number of GBI common shares purchased under the Agreement to 25 shares (9 additional shares) for an additional sum of Four Hundred Thousand dollars ($400,000), representing an additional acquisition of approximately 6% of the issued and outstanding equity shares of GBI (the “Shares”), which will increase Rubicon’s ownership to approximately 21% of GBI; and

WHEREAS, GBI desires to sell the additional Shares to Rubicon pursuant to the terms and conditions of this Amendment No. 1 to the Share Purchase Agreement.

NOW THEREFORE, in consideration of the terms, conditions, and covenants herein contained, the parties hereby agree as follows:

ARTICLE 1.

SALE AND PURCHASE OF THE SHARES

1.         Sale of Additional Shares. Concurrent with the date hereof, subject to the terms and conditions set forth in this Amendment No. 1, and on the basis of the representations, warranties and agreements herein contained and contained in the Share

Purchase Agreement, GBI shall deliver to Rubicon an additional share certificate, fully paid, for the Shares, which shall represent 21% of the outstanding common stock of GBI, on a fully diluted basis as of date hereof.

2.         Consideration and Payment for the Shares. In consideration for the Shares, Rubicon shall pay GBI Four Hundred Thousand dollars ($400,000) in accordance with the following:

•

The Two Hundred Thousand dollars ($200,000) deposited with GBI in January, 2008, to increase its net capital shall be credited towards the additional purchase price and shall be available for immediate use by GBI;

•	One Hundred Thousand dollars ($100,000) was advanced to GBI on or about February 29, 2008; and

•

One Hundred Thousand dollars ($100,000) shall be paid to GBI in three (3) equal installments over the ninety (90) day period following execution of the Amendment No. 1., or in such other increments as may be agreed to by and between the Parties.

3.         Section 3.4 of the Share Purchase Agreement is hereby amended and restated to read as follows:

3.4       Agreement to Lease Office Space. GBI leased additional office space (the “Additional Space”) adjacent to GBI’s corporate office. If for any reason the Merger is not consummated by the Termination Date (as defined in the Merger Agreement, as amended), Rubicon shall sublet from GBI the space upon the same terms and conditions as GBI is leasing the space, or any portion thereof that is not needed or used by GBI.

4.         Rubicon agrees that neither it, nor any of its subsidiaries or affiliates, will, should the CMA (as defined in the Merger Agreement) not be approved by FINRA or prior to approval, for a period of three years, not directly or indirectly, make an offer of employment to, employ, or contract for services with, any employee or Registered Representative of GBI that is not currently affiliated with Rubicon as a consultant, employee or agent. Rubicon acknowledges and agrees that there can be no adequate remedy at law for any breach of its obligations under this Paragraph 4, which breach may result in irreparable harm to GBI, and therefore, that upon any such breach or any threat thereof, BI shall be entitled to appropriate equitable relief, without the requirement of posting a bond, in addition to whatever remedies it might have at law.

5.         GBI hereby agrees that should a new CMA application be required to complete the Merger, it will retain current management personnel through the end of the new CMA application process.

6.         Other than as specifically provided in this Amendment No. 1, all other provisions of the Share Purchase Agreement shall remain in full force and effect, the Share Purchase Agreement as amended by this Amendment No. 1 constituting the sole and entire agreement between the parties as to the matters contained herein and therein, and superseding any and all conversations, letters and other communications which may have been disseminated by the parties relating to the subject matter hereof, all of which are void and of no effect.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, as of the date first written herein above.

Rubicon:
Rubicon Financial Incorporated

By: /s/ Joseph Mangiapane, Jr.

Joseph Mangiapane, Jr., CEO

GBI:

Grant Bettingen, Inc.

By: /s/ Grant Bettingen

Grant Bettingen, President

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